Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Southern National Bancorp of Virginia, Inc.

Charlottesville, Virginia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-138636) of Southern National Bancorp of Virginia, Inc. of our report dated February 23, 2007, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Richmond, Virginia

March 20, 2007